                                 EXHIBIT 4(a)
                           Annuity Policy, Form TVAB

                           A Missouri Stock Company
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WE WILL PAY the Annuity Payments to the Annuitant starting on the Annuity Benefit Date, as provided in this Policy; and

WE WILL PROVIDE the other rights and benefits of this Policy.

Payment of any benefits and all other rights are subject to the terms of this Policy. This Policy is issued in consideration of the application and payment of the Initial Purchase Payment.

"FREE LOOK" PERIOD - You may cancel this Policy by returning it by the 10th day after you receive it. You may return it to us or to the agent who sold it to you. When we receive the Policy, we will cancel it and refund the Policy Value plus any contract fees and other charges paid, and less any Purchase Payment bonus amounts previously credited.

POLICY VALUE - The Policy Value of this Policy is equal to the Variable Account Value plus the Fixed Account Value. The Variable Account Value of this Policy may increase or decrease daily depending on the investment experience of the Subaccounts selected. The Variable Account Value is not guaranteed as to fixed dollar amounts.

Signed for United Investors Life Insurance Company at Birmingham, Alabama.

                   SECRETARY       PRESIDENT

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ANNUITANT          JOHN DOE        ISSUE AGE:         35 MALE

POLICY DATE        JUN 01, 2000    POLICY NUMBER:     1234567

ANNUITY BENEFIT                    INITIAL PURCHASE
DATE:              JUN 01, 2055    PAYMENT:           $10,000.00


                        THIS POLICY IS A LEGAL CONTRACT
            BETWEEN YOU AND UNITED INVESTORS LIFE INSURANCE COMPANY
                          READ YOUR POLICY CAREFULLY
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                       DEFERRED VARIABLE ANNUITY POLICY
              Annuity payments begin on the Annuity Benefit Date.
           Death Benefit payable prior to the Annuity Benefit Date.
    Purchase Payments are flexible, subject to the limits described herein.
          This Policy is nonparticipating. Dividends are not payable.

                           GUIDE TO POLICY PROVISIONS
________________________________________________________________________________


PROVISIONS                                                               SECTION

Amount of Proceeds..........................................................3

Annuity Provisions..........................................................8

Assignment..................................................................6

Beneficiary.................................................................6

Change of Owner and Beneficiaries...........................................6

Charges and Deductions.....................................................14

Death Benefit...............................................................5

Definitions.................................................................1

Delay or Suspension of Payments............................................16

Errors in Age or Sex........................................................2

Fixed Account..............................................................11

Fixed Account Value........................................................11

Initial Purchase Payment....................................................2

Issue Age and Sex...........................................................2

Policy Date.................................................................2

Purchase Payment Provisions.................................................4

Subaccounts................................................................13

Termination of Policy......................................................10

Variable Account...........................................................12

Variable Account Value.....................................................12

Withdrawals.................................................................9

                                1.  DEFINITIONS
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Accumulation Unit - An accounting unit used to calculate the Policy Value.

Age - The Issue Age shown under Policy Data as determined by us from the date of birth stated in the application. Attained ages are determined from the Policy Date. No Policy will be issued if either the Owner or Annuitant is over Age 90. We use age last birthday.

Annuitant - The person on whose life Annuity Payments depend. If the Policy Owner names more than one person as an "Annuitant," the second person named shall be referred to as "Co-Annuitant." The "Annuitant" and "Co-Annuitant" will be referred to collectively as the "Annuitant."

Annuity Benefit Date - The date on which Annuity Payments are to start. The Annuity Benefit Date is shown under Policy Data unless changed.

Annuity Unit - An accounting unit used to calculate the value of Variable Annuity Payments.

Fixed Account - Part of the General Account of United Investors Life Insurance Company to which you may allocate all or a portion of your Purchase Payments or Policy Values.

Fixed Annuity - An Annuity with payments which are guaranteed to remain fixed in amount throughout the payment period.

General Account - The General Account consists of all assets of United Investors Life Insurance Company other than those in any separate account.

Net Purchase Payment - The Purchase Payment less any deduction for premium taxes.

Policy Anniversary - The same day and month as the Policy Date each year the Policy remains in force.

Policy Date - The date from which Policy Anniversaries and Policy Years are determined. Your Policy Date is shown under Policy Data.

Policy Value - The Policy Value is equal to the Variable Account Value plus the Fixed Account Value.

Policy Year - A year that starts on the Policy Date or on a subsequent Policy Anniversary.

Purchase Payment - An amount paid by the Owner to us as consideration for the benefits provided by this Policy.

Subaccounts - The Subaccounts named under the Policy Data. Each is a part of a Variable Account of ours.

Surrender Value - The Policy Value less any withdrawal charges, the Annual Contract Maintenance Charge, and applicable deductions for premium taxes. In addition, the amount of any Purchase Payment bonuses credited to your Policy Value within one year of the surrender will be deducted if withdrawal charges are being waived.

Valuation Date - Each day the New York Stock Exchange is open for trading, except for local or regional holidays declared by United Investors Life Insurance Company.

Valuation Period - The interval of time between a Valuation Date and the next Valuation Date. It is measured from the closing of the New York Stock Exchange.

Variable Account - A separate account maintained by us. The Variable Account available as of the Policy Date is shown in the Policy Data.

Variable Annuity - An Annuity with payments which vary in amount with the investment experience of the Subaccounts of the Variable Account.

We, our, us - United Investors Life Insurance Company.

You, your - The Owner or Joint Owner of this Policy. The Owner may be someone other than the Annuitant. The Owner is shown in the application unless the Owner has been changed as provided in this Policy.

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                                    PAGE 2A

                                2.  POLICY DATA

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ANNUITANT:            JOHN DOE                         ISSUE AGE AND SEX:   35 MALE

POLICY DATE:          JUN 01,2000                      POLICY NUMBER:       1234567

ANNUITY BENEFIT:                                       INITIAL PURCHASE
DATE:                 JUN 01, 2055                     PAYMENT:             $10,000.00

POLICY:               DEFERRED VARIABLE ANNUITY

PURCHASE PAYMENT BONUS RATE:                           5.00%

MINIMUM INITIAL PURCHASE PAYMENT:

     NONQUALIFIED POLICIES:                                                 $2,000

     QUALIFIED POLICIES:                                                    $1,200

     AS AN EXCEPTION, FOR BOTH NONQUALIFIED AND
     QUALIFIED POLICIES, WE WILL ACCEPT $100 PER MONTH
     (AT LEAST $1,200 THE FIRST YEAR) IF PURCHASE
     PAYMENTS ARE PAID BY MEANS OF A BANK DRAFT OR
     GROUP PAYMENT METHOD APPROVED IN ADVANCE BY US.

MINIMUM ADDITIONAL PURCHASE PAYMENTS:                                       $100

MAXIMUM AGE FOR ADDITIONAL PURCHASE PAYMENTS:                               AGE 90

MAXIMUM TOTAL PURCHASE PAYMENTS:                                            $500,000

MINIMUM PARTIAL WITHDRAWAL:                                                 $250

MINIMUM POLICY VALUE AFTER PARTIAL WITHDRAWAL:                              $2,000
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                               VARIABLE ACCOUNT:
                      TITANIUM  ANNUITY  VARIABLE ACCOUNT
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                                  SUBACCOUNTS
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EACH MUTUAL FUND PORTFOLIO REPRESENTS A SEPARATE SUBACCOUNT OF THE VARIABLE ACCOUNT. ASSETS OF EACH SUBACCOUNT ARE INVESTED IN A CORRESPONDING MUTUAL FUND PORTFOLIO.

     PORTFOLIOS:                                 INITIAL PREMIUM ALLOCATION:

     AIM V.I. CAPITAL APPRECIATION FUND                       0%
     AIM V.I. GROWTH FUND                                     0%
     AIM V.I. GROWTH AND INCOME FUND                          0%
     AIM V.I. INTERNATIONAL EQUITY FUND                       0%
     AIM V.I. VALUE FUND                                      10%
     ALGER AMERICAN GROWTH PORTFOLIO                          0%
     ALGER AMERICAN INCOME & GROWTH PORTFOLIO                 0%
     ALGER AMERICAN LEVERAGED ALLCAP PORTFOLIO                0%
     ALGER AMERICAN MIDCAP GROWTH PORTFOLIO                   10%
     ALGER AMERICAN SMALL CAPITALIZATION PORTFOLIO            0%
     DEUTSCHE VIT EAFE EQUITY INDEX FUND                      10%
     DEUTSCHE VIT SMALL CAP INDEX FUND                        0%
     DREYFUS VIF - APPRECIATION PORTFOLIO                     0%
     DREYFUS VIF - MONEY MARKET PORTFOLIO                     10%
     DREYFUS VIF - QUALITY BOND PORTFOLIO                     0%
     THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND             0%
     EVERGREEN VA EQUITY INDEX FUND                           0%
     EVERGREEN VA FOUNDATION FUND                             10%
     EVERGREEN VA GLOBAL LEADERS FUND                         0%
     EVERGREEN VA SMALL CAP VALUE FUND                        0%
     INVESCO VIF - EQUITY INCOME FUND                         10%
     INVESCO VIF - TECHNOLOGY FUND                            0%
     INVESCO VIF - UTILITIES FUND                             0%
     MFS(R) EMERGING GROWTH SERIES                            10%
     MFS(R) GROWTH WITH INCOME SERIES                         0%
     MFS(R) RESEARCH SERIES                                   0%
     MFS(R) TOTAL RETURN SERIES                                0%
     STRONG DISCOVERY FUND II                                 10%
     STRONG MID CAP GROWTH FUND II                            0%
     STRONG OPPORTUNITY FUND II                               0%
     TEMPLETON ASSET STRATEGY FUND                            0%
     TEMPLETON INTERNATIONAL SECURITIES FUND                  10%


     FIXED ACCOUNT:                                           10%



                                    PAGE 3A

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                          2.  POLICY DATA (CONTINUED)
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CHARGES AND DEDUCTIONS:

ANNUAL CONTRACT MAINTENANCE CHARGE:     $35 deducted per Policy Year.

ADMINISTRATION FEE:                     .000411% of the daily net assets of each
                                        Subaccount  deducted daily
                                        (equivalent to .15% per year).

MORTALITY AND EXPENSE RISK CHARGE:      .003425% of the daily net assets of each
                                        Subaccount deducted daily
                                        (equivalent to 1.25% per year).

DEDUCTION FOR PREMIUM TAXES:            Deducted as incurred.

TRANSFERS BETWEEN SUBACCOUNTS           $25 for each Transfer after
AND/OR FIXED ACCOUNT:                   12/th/ in a Policy Year.

EXCESS WITHDRAWALS:                     Lesser or $20 or 2% of amount withdrawn
                                        for each Withdrawal after 12/th/ in a
                                        Policy Year.


                       TABLE OF WITHDRAWAL CHARGE RATES
________________________________________________________________________________

     NUMBER OF FULL YEARS
     SINCE RECEIPT OF                   WITHDRAWAL
     PURCHASE PAYMENT                   CHARGE RATE

          0                                  9.0%
          1                                  9.0%
          2                                  8.5%
          3                                  8.5%
          4                                  8.5%
          5                                    8%
          6                                    7%
          7                                    6%
          8                                    4%
          9                                    2%
          10 or More                           0%

The withdrawal charge is determined by multiplying each Purchase Payment included in the withdrawal by the Withdrawal Charge Rate for the number of full years elapsed since the date of receipt of each Purchase Payment.

See the WITHDRAWALS Provision in Section 9.

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                          2.  POLICY DATA (CONTINUED)
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              FIXED ACCOUNT - TABLE OF GUARANTEED MINIMUM VALUES
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                        GUARANTEED INTEREST RATE: 3.00%

        END OF               MINIMUM ACCOUNT            SURRENDER
     POLICY YEAR                  VALUE                   VALUE
     -----------             ---------------            ---------
         1                       10,815                   9,915
         2                       11,139                  10,239
         3                       11,474                  10,624
         4                       11,818                  10,968
         5                       12,172                  11,322
         6                       12,538                  11,738
         7                       12,914                  12,214
         8                       13,301                  12,701
         9                       13,700                  13,300
        10                       14,111                  13,911
        11                       14,534                  14,534
        12                       14,970                  14,970
        13                       15,420                  15,420
        14                       15,882                  15,882
        15                       16,359                  16,359
        16                       16,849                  16,849
        17                       17,355                  17,355
        18                       17,876                  17,876
        19                       18,412                  18,412
        20                       18,964                  18,964

VALUES SHOWN ABOVE ARE BASED ON THE ASSUMPTION THAT:

(1) $10,000 Purchase Payment is received, a $500 bonus is added, and both are allocated 100% to the Fixed Account. Purchase Payments shown are net of premium taxes due, if any; and
(2)  there are no additional Purchase Payments made; and
(3)  there are no withdrawals.

If Purchase Payments are otherwise paid or allocated or if there are withdrawals, the values will be adjusted in accordance with the provisions of the Policy.

THE POLICY VALUE of this Policy is equal to the Variable Account Value plus the Fixed Account Value. Variable Account Values are not guaranteed.

                                    PAGE 4A

                            3.  AMOUNT OF PROCEEDS
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The proceeds payable by this Policy are:

 .    Upon the death of the Owner (or the Annuitant if the Owner is not a natural person) prior to the Annuity Benefit Date, the Death Benefit.

 .    On the Annuity Benefit Date, the Policy Value.

 .    On surrender of the Policy prior to the Annuity Benefit Date, the Surrender
     Value.

 .    On or after the Annuity Benefit Date, any proceeds will be determined by the Annuity Payment Option in effect.


                        4.  PURCHASE PAYMENT PROVISIONS
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ALLOCATION OF PURCHASE PAYMENTS - You may choose to allocate Purchase Payments to the Subaccounts of the Variable Account, the Fixed Account, or a combination thereof. You may choose any whole percentage from 0% to 100%.

INITIAL PURCHASE PAYMENT- On the Policy Date the initial Net Purchase Payment and bonus amount will be allocated among the Subaccounts of the Variable Account and the Fixed Account according to the allocation percentages you specified in your application.

ADDITIONAL PURCHASE PAYMENTS - You may make additional Purchase Payments prior to the Annuity Benefit Date provided they equal or exceed the minimum amount shown under Policy Data. However, in no event may additional Purchase Payments be made on or after the Policy Anniversary following the Owner's or any Joint Owner's 90/th/ birthday (or the Annuitant's 90/th/ birthday if the Owner is not a natural person). On the date we receive an additional Purchase Payment, the additional Net Purchase Payment and any bonus will be allocated according to the allocation percentages you specified in your application; or if subsequently changed, according to your instructions currently in effect.

PURCHASE PAYMENT BONUS - A bonus in the amount of the Purchase Payment Bonus Rate shown under Policy Data multiplied by the amount of the Purchase Payment will be added to the Policy Value for each Purchase Payment received by us, except as described below. The amount of a Purchase Payment will be determined, solely for purposes of determining the amount of the bonus, without deduction of premium taxes or other taxes.

In any of the following circumstances, we will deduct the bonus from the amount we pay to you or your beneficiary:

1. If you cancel this Policy by returning it during the "Free Look" Period, we will deduct any bonus amounts from the refund amount;

2. If a death benefit becomes payable based on the Policy Value, we will deduct any bonus amounts credited to your Policy Value within one year prior to death; and

3. If we waive withdrawal charges for any reason, we will deduct any bonus amounts credited to your Policy Value within one year prior to the withdrawal or surrender.

Once we have waived withdrawal charges for any reason, we will not add any additional bonus amounts to the Policy Value for any additional Purchase Payments you make.

MAXIMUM TOTAL PURCHASE PAYMENTS - Total Purchase Payments may not exceed the maximum shown under Policy Data, unless we agree.


                               5.  DEATH BENEFIT
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OWNER'S DEATH BEFORE THE ANNUITY BENEFIT DATE - If either the Owner or any Joint Owner dies before the Annuity Benefit Date while the Policy is in force, a Death Benefit will become payable to the Beneficiary. If there is more than one Owner, such Owners being natural persons, the Death Benefit is payable upon the first death of such Owners.

In the event of an Owner's death, the entire Death Benefit proceeds must be distributed within five years after the date of death. If the Beneficiary chooses to take any portion of his interest in the Policy as an Annuity, distributions must commence within one year of the date of death and must be distributed over his lifetime or over a period not extending beyond his life expectancy.

If the Beneficiary is the Owner's spouse, then in lieu of receiving the Death Benefit proceeds, the spouse may elect to continue the Policy in force and be treated as the original Policy Owner. If the Beneficiary elects to continue the Policy, the Beneficiary does not have a right to receive the Death Benefit proceeds and we will increase the Policy Value so that it equals the Death Benefit, if greater.

ANNUITANT'S DEATH BEFORE THE ANNUITY BENEFIT DATE - If the Annuitant dies before the Annuity Benefit Date while the Policy is in force, and the Owner is also the Annuitant or if the Owner is not a natural person, the death will be treated as the death of an Owner and the Death Benefit will be payable to the Beneficiary in accordance with the Owner's Death Before the Annuity Benefit Date Provision. If the Annuitant dies before the Annuity Benefit Date while the Policy is in force, and the Owner is a natural person other than the Annuitant, you may name a new Annuitant, subject to our Age limitations, and the Death Benefit will not be payable. If you do not name a new Annuitant, you will automatically become the Annuitant and the Death Benefit will not be payable.

OWNER'S DEATH AFTER THE ANNUITY BENEFIT DATE - If either the Owner or any Joint Owner dies after the Annuity Benefit Date and before the entire interest in the Policy is distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used on the date of death.

ANNUITANT'S DEATH AFTER THE ANNUITY BENEFIT DATE - If the Annuitant dies after the Annuity Benefit Date, the amount payable, if any, will be as provided in the Annuity Payment Option then in effect.

DEATH BENEFIT - The amount of the Death Benefit payable will be the greatest of:

1. the Policy Value, less any bonus amounts credited to your Policy Value within one year prior to death; or

2. the total Purchase Payments made, adjusted for any amounts withdrawn and any withdrawal charges on the amounts withdrawn; or

3. the highest of the Policy Values as of the 5th Policy Anniversary, and every 5/th/ Policy Anniversary thereafter prior to the Policy Anniversary following the Owner's or any Joint Owner's 80th birthday (or the Annuitant's 80/th/ birthday if the Owner is not a natural person). Purchase Payments made after the Policy Anniversary having the highest Policy Value will be added to the Death Benefit, and adjustments will be made for any amounts withdrawn and any withdrawal charges on amounts withdrawn since that Policy Anniversary. Any bonus amounts credited to your Policy Value within one year prior to death will also be deducted.

The Death Benefit under (3) above will not increase on or after the Policy Anniversary following the Owner's or any Joint Owner's 80/th/ birthday (or the Annuitant's 80/th/ birthday if the Owner is not a natural person). Adjustments for any withdrawal and withdrawal charges will reduce the Death Benefit in the same proportion that the amount reduced the Policy Value on the date of withdrawal.

     We will compute the amount of the Death Benefit as of the date the Death Benefit is paid or applied under one of the Annuity Payment Options.

PAYMENT OPTIONS - The Death Benefit may be paid in a lump sum, or under one of the Annuity Payment Options.


                           6.  OWNER AND BENEFICIARY
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OWNER - The original Owner of this Policy is as shown in the application. Unless you provide otherwise, you may exercise all rights granted by this Policy during your lifetime. If there is more than one Owner at a given time, all must exercise the rights of Ownership by joint action.

BENEFICIARY - The Beneficiary is the person, persons or entity entitled to Death Benefit proceeds under this Policy upon the death of the Owner (or upon death of the Annuitant if the Owner is not a natural person). If the Policy does not have Joint Owners, the Beneficiary is as shown in the application, unless subsequently changed. If the Policy has Joint Owners and one Owner dies, the surviving Joint Owner will be deemed the Beneficiary. If no Beneficiary is living at the death of the Owner (or the Annuitant if the Owner is not a natural person) the proceeds will be paid to the deceased's estate.

After the Annuity Benefit Date, the Payment Option Beneficiary is the person, persons or entity entitled to receive the amount payable upon death of the Annuitant, if any, as provided in the Annuity Payment Option then in effect. CHANGE IN POLICY OWNER AND BENEFICIARIES - Unless you provide otherwise in writing to us, you may change the Owner, Beneficiary or Payment Option Beneficiary during your lifetime. A change of ownership will be subject to our Age limitations and may result in adverse tax consequences. Changes must be made by written request filed with us. The change will take effect on the date the request was signed, but it will not apply to payments made by us before we accept the request in writing. You should consult your tax advisor prior to making any change.

ASSIGNMENT - You may assign this Policy. However, no assignment will bind us until it is filed in writing at our Home Office. When it is filed, your rights and the rights of any Beneficiary will be subject to it. Assignment of this policy may result in adverse tax consequences. You should consult your tax advisor prior to making any assignment. We will not be responsible for the validity of any assignment.


                            7.  GENERAL PROVISIONS
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THE CONTRACT - This Policy, including the application, is the entire contract between you and us. Any change must be made in writing by one of our officers.

All statements in the application are representations and not warranties. No statement shall be used to void this Policy or to defend against a claim unless contained in the application.

PAYMENT OF BENEFITS - All benefits are payable at our Home Office. We may require you to submit this Policy before we approve changes or pay benefits.

ERRORS IN AGE OR SEX - If the Annuitant's age or sex is misstated, the benefits under this Policy will be those the Purchase Payments paid would have purchased at the correct age and sex. The amount of any underpayment in benefits will be paid in one sum with interest at a rate of 6% per annum. The amount of any overpayment in benefits, with interest at a rate of 6% per annum, will be charged against future Annuity Payments.

INCONTESTABILITY - This Policy will not be contested.

EVIDENCE OF SURVIVAL - Where any payments under this Policy depend on the recipient being alive, we may require proof of survival prior to making the payments.

STATE LAWS - This Policy is governed by the law of the state in which it is delivered. The values and benefits of this Policy are at least equal to those required by such state.

ANNUAL REPORT - At least once a year prior to the Annuity Benefit Date, we will send you a report which shows the following information:

1.   the current Policy Value (Variable Account Value plus Fixed Account Value);

2.   all Purchase Payments since the last report;

3.   all charges since the last report;

4.   all withdrawals since the last report;

5.   the current Surrender Value; and

6.   the current Death Benefit.


                            8.  ANNUITY PROVISIONS
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ANNUITY BENEFIT DATE - The Annuity Benefit Date is shown under Policy Data, unless changed. It may be the first day of any calendar month commencing 30 days after the Policy Date.

CHANGE OF ANNUITY BENEFIT DATE - You may change the Annuity Benefit Date, if:
1. you tell us in writing; and 2. you tell us at least 30 days prior to the new date.

ANNUITY PAYMENTS - On the Annuity Benefit Date the Policy Value, less any premium taxes, may be applied to make Fixed Annuity Payments, Variable Annuity Payments, or a combination thereof.

ANNUITY PAYMENT OPTIONS - You may choose one or more of the following forms of Annuity Payment. We may send you a supplemental contract which provides the Annuity Payments.

Option 1: Life Annuity With No Guaranteed Period - This provides Annuity Payments during the lifetime of the Annuitant. No payment will be made after the death of the Annuitant.

Option 2: Joint Life Annuity Continuing To The Survivor - This provides Annuity Payments during the lifetime of the Annuitant and a Joint Annuitant. Full payments will continue to the survivor during the survivor's remaining lifetime. You may also elect for payments to the survivor to reduce to two-thirds or one-half of the amount payable at the time of the first death. This election must be made at the Annuity Benefit Date, and will result in a higher initial Annuity Payment.

Option 3: Life Annuity With Monthly Payments Guaranteed - This provides Annuity Payments during the lifetime of the Annuitant. Various guaranteed periods from 60 months to 360 months are available. If the Annuitant dies prior to the end of this guaranteed period, payments will be made to the Payment Option Beneficiary until the end of the guaranteed period.

Option 4: Any Form of Annuity Satisfactory to Both us and the Owner - Selection of the Annuity Payment Option must be made by written request to us at least 30 days prior to the Annuity Benefit Date. If the Annuity Payment Option selected is for a Fixed Period, of less than the remaining period of withdrawal charges, we reserve the right to deduct withdrawal charges, if any, from the amount of proceeds to be applied to the Annuity Payment Option.

If the net amount to be applied to an option is less than $3,000, we have the right to pay such amount in one sum. Also, if any initial payment would be less than $50, we have the right to change the frequency of payment to an interval that will result in payments of at least $50.

FIXED ANNUITY PAYMENTS - Fixed Annuity Payments provide guaranteed Annuity Payments which remain fixed in amount throughout the payment period. Fixed Annuity Payments do not vary with the investment experience of the Subaccounts of the Variable Account. The amount for each $1,000 of proceeds applied to make Fixed Annuity Payments will be based on our Fixed Annuity Payment rates in effect on the Annuity Benefit Date for the Annuity Payment Option chosen. For any Annuity Payment Option, these rates are guaranteed to be greater than or equal to payment rates based on the Annuity 2000 Mortality Table with interest at 3%. Guaranteed rates for certain Annuity Payment Options are shown in the Annuity Tables. Where required by law, unisex tables will be used.

VARIABLE ANNUITY PAYMENTS - Variable Annuity Payments vary in amount depending on the investment experience of the Subaccounts selected. The amount payable for the first Variable Annuity Payment for each $1,000 of proceeds applied will be determined based on the Annuity 2000 Mortality Table with interest at 4%, and the Annuity Payment Option chosen. The dollar amount of the Variable Annuity Payments after the first is not fixed. It may change from payment to payment. The dollar amount of such payments is determined as follows:

1. the dollar amount of the first Annuity Payment for each Subaccount is divided by the value of the Annuity Unit for the Annuity Benefit Date. This result establishes the number of Annuity Units for Annuity Payments after the first. This number of Annuity Units remains fixed during the Annuity Payment period unless subsequently changed by transfers.

2. the number of Annuity Units is multiplied by the value of the Annuity Unit for the Annuity Payment date. This result establishes the dollar amount of the payment for the Subaccount.

The total payment is the sum of the payments for all Subaccounts. We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

                                ANNUITY TABLES
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          GUARANTEED JOINT AND FULL SURVIVOR MONTHLY ANNUITY PAYMENTS
                            $1,000 PROCEEDS APPLIED
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     MALE                   FEMALE AGE
     AGE         50        55        60        65        70
      50       3.53      3.65      3.76      3.86      3.93
      55       3.61      3.77      3.94      4.08      4.21
      60       3.68      3.88      4.10      4.32      4.51
      65       3.73      3.97      4.25      4.55      4.84
      70       3.76      4.04      4.36      4.74      5.16
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      GUARANTEED MONTHLY LIFE ANNUITY PAYMENTS PER $1,000 PROCEEDS APPLIED
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              GUARANTEED PERIOD                 GUARANTEED PERIOD
              --------------------               -----------------
 MALE                  120      240    FEMALE                120        240
  AGE       NONE      MONTHS   MONTHS     AGE    NONE     MONTHS     MONTHS
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   40       3.54        3.53     3.50      40    3.38       3.37       3.35
   41       3.58        3.57     3.53      41    3.41       3.41       3.39
   42       3.63        3.62     3.57      42    3.45       3.44       3.42
   43       3.67        3.66     3.62      43    3.49       3.48       3.46
   44       3.72        3.71     3.66      44    3.53       3.52       3.50
   45       3.78        3.76     3.70      45    3.57       3.57       3.54
   46       3.83        3.81     3.75      46    3.62       3.61       3.58
   47       3.89        3.87     3.80      47    3.67       3.66       3.62
   48       3.95        3.92     3.85      48    3.72       3.71       3.66
   49       4.01        3.98     3.90      49    3.77       3.76       3.71
   50       4.08        4.05     3.95      50    3.83       3.81       3.76
   51       4.15        4.11     4.00      51    3.89       3.87       3.81
   52       4.22        4.18     4.06      52    3.95       3.93       3.86
   53       4.30        4.25     4.12      53    4.01       3.99       3.92
   54       4.38        4.33     4.18      54    4.08       4.06       3.97
   55       4.46        4.41     4.24      55    4.15       4.13       4.03
   56       4.55        4.49     4.30      56    4.23       4.20       4.09
   57       4.65        4.58     4.36      57    4.31       4.28       4.15
   58       4.75        4.68     4.43      58    4.40       4.36       4.22
   59       4.86        4.78     4.49      59    4.49       4.45       4.28
   60       4.98        4.88     4.56      60    4.59       4.54       4.35
   61       5.10        4.99     4.62      61    4.69       4.63       4.42
   62       5.23        5.10     4.69      62    4.80       4.73       4.49
   63       5.37        5.23     4.75      63    4.92       4.84       4.57
   64       5.52        5.35     4.82      64    5.04       4.95       4.64
   65       5.69        5.48     4.88      65    5.18       5.07       4.71
   66       5.86        5.62     4.94      66    5.32       5.20       4.78
   67       6.04        5.77     5.00      67    5.47       5.33       4.85
   68       6.24        5.92     5.06      68    5.64       5.47       4.92
   69       6.45        6.07     5.11      69    5.82       5.62       4.99
   70       6.67        6.23     5.16      70    6.01       5.78       5.05
   71       6.90        6.39     5.21      71    6.21       5.94       5.11
   72       7.16        6.56     5.25      72    6.44       6.11       5.17
   73       7.43        6.73     5.29      73    6.68       6.29       5.22
   74       7.71        6.90     5.33      74    6.94       6.48       5.27
   75       8.02        7.08     5.36      75    7.22       6.67       5.31
   76       8.35        7.25     5.39      76    7.52       6.86       5.35
   77       8.70        7.43     5.41      77    7.85       7.06       5.38
   78       9.08        7.61     5.43      78    8.21       7.26       5.40
   79       9.48        7.78     5.45      79    8.60       7.46       5.43
   80       9.91        7.95     5.46      80    9.02       7.66       5.45
   81      10.37        8.11     5.47      81    9.47       7.86       5.46
   82      10.86        8.27     5.48      82    9.96       8.05       5.48
   83      11.38        8.42     5.49      83   10.50       8.23       5.49
   84      11.94        8.56     5.50      84   11.07       8.40       5.49

   85      12.54        8.69     5.50      85   11.69       8.55       5.50
   86      13.17        8.81     5.51      86   12.36       8.70       5.50
   87      13.85        8.92     5.51      87   13.08       8.83       5.51
   88      14.56        9.02     5.51      88   13.84       8.95       5.51
   89      15.32        9.12     5.51      89   14.65       9.05       5.51
   90      16.12        9.20     5.51      90   15.50       9.15       5.51


                                   PAGE 11A

                                9.  WITHDRAWALS
--------------------------------------------------------------------------------

HOW WITHDRAWALS MAY BE MADE - Prior to the earlier of the Annuity Benefit Date or the death of the Owner (or the Annuitant if the Owner is not a natural person), you may make withdrawals from the Policy Value.

A withdrawal will be made from the Subaccounts of the Variable Account and from the Fixed Account in the same proportion that their values bear to the total Policy Value, unless you instruct us otherwise.

WITHDRAWAL LIMITS - A withdrawal may not be less than $250.

The remaining Policy Value must not be less than $2,000 after a withdrawal. If the remaining Policy Value would be less than this $2,000, we will treat the request for withdrawal as a request for surrender of the Policy for the full Surrender Value.

FREE WITHDRAWALS - Each Policy Year you may withdraw the Free Withdrawal Amount without a withdrawal charge. In the first Policy Year, the Free Withdrawal Amount is equal to the greater of:

1.  10% of all  Purchase Payments received; or

2. 100% of Earnings. Earnings are the amount by which Policy Value exceeds the sum of the Purchase Payments you have made.

After the first Policy Year, the Free Withdrawal Amount is equal to the greater of:

1.  10% of the Policy Value at the time of the Withdrawal; or

2.  100% of Earnings.

You may request up to 12 withdrawals per Policy Year without a transaction charge. Any automatic partial withdrawals will not be charged a transaction charge.

CHARGES  IF YOU EXCEED FREE WITHDRAWAL LIMITS -

1. After the 12th withdrawal in a Policy Year, a transaction charge may apply to each additional withdrawal. The transaction charge will be equal to the lesser of $20 or 2% of the amount withdrawn.

2. After the Free Withdrawal Amount has been withdrawn in a Policy Year, withdrawal charges may apply to additional withdrawals. The withdrawal charge is determined by multiplying each Purchase Payment included in the withdrawal by the withdrawal charge rate for the number of full years elapsed since the date of receipt of each Purchase Payment. The withdrawal charge rates are as shown in the Policy Data.

For purposes of calculating the withdrawal charge:

1. amounts withdrawn up to the Free Withdrawal Amount will not be considered a withdrawal of Purchase Payments;

2. the oldest Purchase Payments will be treated as the first withdrawn and newer Purchase Payments next; and

3. if the Surrender Value is withdrawn, the withdrawal charge will apply to all Purchase Payments not previously assessed with a withdrawal charge.

Maximum Amount of Withdrawal Charges - After the sum of all withdrawal amounts on which you have paid withdrawal charges equals the cumulative Purchase Payments, further withdrawals will not be subject to withdrawal charges, unless subsequent Purchase Payments are made.

                           10.  TERMINATION OF POLICY
--------------------------------------------------------------------------------

The Policy will terminate if:

1.  the Surrender Value is withdrawn prior to the Annuity Benefit Date; or

2. the total benefits of this Policy have been paid and there is no remaining Surrender Value.

If you make no Purchase Payments during a 24 month period and your previous Purchase Payments total less than $2,000, then we have the right to pay you the total Policy Value in a lump sum. We will, however, give you 30 days notice before exercising this right. If the total Policy Value is paid out under this provision, the Policy will terminate.


                               11.  FIXED ACCOUNT
--------------------------------------------------------------------------------

You may choose to allocate all or a portion of your Purchase Payments to the Fixed Account.

INTEREST RATES - The Guaranteed Interest Rate is shown on page 4A of the Policy. This interest rate is the minimum effective annual rate at which interest will be credited to amounts allocated to the Fixed Account of your Policy. The Company may credit interest to the Fixed Account of your Policy at a rate greater than the Guaranteed Interest Rate. Any interest credited to the Fixed Account of your Policy in excess of the Guaranteed Interest Rate will be determined at the sole discretion of the Company. We may offer different Fixed Account options at any time with interest credited in excess of the Guaranteed Interest Rate for varying periods.

FIXED ACCOUNT VALUE - At the end of any Valuation Period, the Fixed Account Value is equal to:

a.  the Fixed Account Value at the end of the previous Valuation Period; plus

b. the sum of all Net Purchase Payments and bonus amounts allocated to the Fixed Account during the current Valuation Period; plus

c. any amounts transferred from the Variable Account to the Fixed Account during the current Valuation Period; plus

d. total interest credited to the Fixed Account during the current Valuation Period; minus

e. any amounts transferred from the Fixed Account to the Variable Account during the current Valuation Period; minus

f. the portion of any withdrawals, withdrawal charges, and transaction charges allocated to the Fixed Account during the current Valuation Period; minus

g. the portion of any Annual Contract Maintenance Charge and premium taxes allocated to the Fixed Account during the current Valuation Period.

The Annual Contract Maintenance Charge will only be deducted from the Fixed Account Value to the extent interest has been credited to the Fixed Account in excess of the Guaranteed Interest Rate during the preceding Policy Year.

                             12.  VARIABLE ACCOUNT
--------------------------------------------------------------------------------

VARIABLE ACCOUNT VALUE - The Variable Account Value is the sum of the values of the Subaccounts under this Policy. Those available as of the Policy Date are shown under Policy Data. On the Policy Date, the value of the Subaccounts is equal to the initial Net Purchase Payment and bonus amount allocated to the Subaccounts of the Variable Account.

On any Valuation Date thereafter, the value of each Subaccount is equal to:

a. the value of the Subaccount on the preceding Valuation Date, multiplied by the appropriate Net Investment Factor (described in Subaccounts Provision) for the current Valuation Period; plus

b. the amount of any Net Purchase Payments and bonus amounts allocated to the Subaccount during the current Valuation Period; plus

c. the amount of any transfers from other Subaccounts or from the Fixed Account to the Subaccount during the current Valuation Period; minus

d. the amount of any withdrawals, withdrawal charges, and transaction charges from the Subaccount during the current Valuation Period; minus

e. the amount of any transfers to other Subaccounts or to the Fixed Account from the Subaccount during the current Valuation Period; minus

f. the portion of any Annual Contract Maintenance Charge allocated to the Subaccount during the current Valuation Period; minus

g. the portion of any deduction for premium taxes allocated to the Subaccount during the current Valuation Period.

                                13.  SUBACCOUNTS
--------------------------------------------------------------------------------

THE SUBACCOUNTS - Each of the Subaccounts is part of a Variable Account of ours. The Variable Account and the Subaccounts available as of the Policy Date are named under Policy Data. From time to time, we may allocate a part of our assets for this and certain other policies to the Subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

ALLOCATIONS TO, AND INVESTMENTS OF THE SUBACCOUNTS - Purchase payments, transfers, and withdrawals will be allocated as you specify. All other additions to or deductions from the Subaccounts will be allocated as described in the Policy Data and in the Charges and Deductions Provision. Each Subaccount will buy or sell shares or units of the investment portfolio shown for that Subaccount under Policy Data or as later added or changed.

DETERMINING INVESTMENT RESULTS - The Variable Account Value will change due to the investment results of the Subaccounts. We use an index to measure these changes in investment results. The index is called a unit value. Each Subaccount has its own Accumulation Unit Value and Annuity Unit Value.

ACCUMULATION UNIT VALUE - For each Subaccount the Accumulation Unit Values were initially set at $10.00. Thereafter, the unit value for a given Valuation Period is equal to the unit value for the prior Valuation Period multiplied by the Net Investment Factor for the given Valuation Period.

At the end of any Valuation Period, the value of an Subaccount is equal to the number of units multiplied by the unit value. Any time there is an addition to or deduction from an Subaccount, units are purchased or sold. The number of units so purchased or sold is equal to the dollar amount of the transaction divided by the unit value for the transaction date.

ANNUITY UNIT VALUE - For each Subaccount the Annuity Unit Values were initially set at $10.00. Thereafter, the unit value for a given Valuation Period is equal to the unit value for the prior Valuation Period multiplied by (1) times (2) where: (1) is the Net Investment Factor for the given Valuation Period; and (2) is an interest factor which neutralizes the assumed investment rate of 4.0% per year, which is built into the initial payment calculation. The daily factor is
 .99989255.

NET INVESTMENT FACTOR/HOW IT IS DETERMINED - The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of a unit may increase or decrease.

The Net Investment Factor of a Subaccount for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

(1)  is the result of:

     a. the net asset value per Portfolio share held in the Subaccount, determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain distributions on the Portfolio shares held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

     c. a charge or credit for any taxes reserved for the current Valuation Period which we determine to have resulted from the investment operations of the Subaccount ;

(2)  is the result of:

     a. the net asset value per Portfolio share held in the Subaccount, determined at the end of the last prior Valuation Period; plus or minus

     b. the charge or credit for any taxes reserved for the last prior Valuation Period;

(3) is a deduction for the Mortality and Expense Risk Charge and the Administration Fee shown in the Policy Data.

CHANGES IN THE SUBACCOUNTS - This would happen if laws or regulations changed, we added Subaccounts, the mutual fund portfolio became unavailable or, in our judgment, the mutual fund portfolio was no longer suitable for the Subaccounts. If any of these situations occurred, we would have the right to add or substitute investments other than those shown under Policy Data. We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this Policy is delivered.

OTHER CHANGES - To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follow

1. The Variable Account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the Policy Owners.

2. The Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

3. The Variable Account may be combined with other separate investment accounts.

4. The provisions of this and other policies may be modified to comply with any other applicable federal or state laws; or to take advantage of any benefits allowed by changes in applicable laws.

In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in the Variable Account and take other actions as may be necessary to effect such a change.


                          14.  CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------

ANNUAL CONTRACT MAINTENANCE CHARGE - The Annual Contract Maintenance Charge is shown in the Policy Data. This charge partially compensates us for expenses incurred in administering the Policy. This charge will be deducted from the Subaccounts of the Variable Account and from the Fixed Account in the same proportion that their values bear to the total Policy Value. The Annual Contract Maintenance Charge will only be deducted from the Fixed Account Value to the extent interest has been credited to the Fixed Account in excess of the Guaranteed Interest Rate during the preceding Policy Year. We will deduct this charge annually on each Policy Anniversary. This charge will also be deducted if the Policy is surrendered. We will waive this charge on any Policy Anniversary on which the Policy Value equals or exceeds $75,000. This charge will not be deducted from any Annuity Payments after the Annuity Benefit Date. We may waive this charge in whole or in part at our sole discretion.

ADMINISTRATION FEE - This is a deduction from each of the Subaccounts of the Variable Account, computed on a daily basis starting on the Policy Date. This fee partially compensates us for expenses incurred in administering the Policy. The daily deduction rate is shown in the Policy Data.

MORTALITY AND EXPENSE RISK CHARGE DEDUCTION - This is a deduction from each of the Subaccounts of the Variable Account, computed on a daily basis starting on the Policy Date. This charge compensates us for the mortality and expense risks assumed by us under this Policy. The daily deduction rate is shown in the Policy Data.

DEDUCTION FOR PREMIUM TAXES - Any premium taxes levied by a state or other government entity will be charged against the Purchase Payments or Policy Value when they are incurred. Depending on state and local law, premium taxes can be incurred when a Purchase Payment is accepted, when the Policy Value is withdrawn or surrendered, or when Annuity Payments start. Premium taxes will be deducted as incurred from the Subaccounts of the Variable Account and the Fixed Account in the same proportion that their values bear to the total Policy Value.

                                 15.  TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS OF THE POLICY VALUE - By written request or other request acceptable to us, you may transfer all or a part of the values held in a Subaccount to one or more Subaccounts or to the Fixed Account up to twelve times in a Policy Year free of charge. After twelve transfers in a Policy Year, we will deduct the charge shown in the Policy Data from the Subaccounts and the Fixed Account in the same proportion that their values bear to the total Policy Value.

Any transfers for Dollar Cost Averaging or Automatic Asset Rebalancing are not counted against the twelve free transfers. Dollar Cost Averaging is a transfer option that allows you to automatically transfer an amount periodically from selected Subaccounts or the Fixed Account to other Subaccounts. Automatic Asset Rebalancing allows you to set up transfers to occur at selected intervals that will match your Policy Value allocation between Subaccounts to your allocation percentage for new Premiums. Both programs are subject to Company guidelines and restrictions detailed in the prospectus you received prior to the issuance of this Policy.

You may make transfers from the Fixed Account to one or more of the Subaccounts of the Variable Account only once per Policy Year. We reserve the right to limit the amount transferred from the Fixed Account to a Subaccount to the greater of: (a) 25% of the prior Policy Anniversary's Fixed Account Value; or
(b) the amount of the prior Policy Year's transfer. These restrictions will not apply to transfers for Dollar Cost Averaging or Automatic Rebalancing.

Each transfer must be for a minimum of $100. The value remaining in the Subaccount or the Fixed Account after a transfer must not be less than $100. If the value remaining would be less than $100, we will treat the transfer request as a request for a transfer of the total value.

We may further suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

TRANSFERS OF ANNUITY UNITS - During the Annuity Payment period, the Annuitant may transfer Annuity Units among the variable Subaccounts and the Fixed Account by written request to us, subject to the following limitations:

1.   Transfers will be made as of the next Annuity Payment date.

2. Transfers may cause the number of Annuity Units to change, but will not change the dollar amount of the Annuity Payment as of the transfer date.

3 . Transfers of Annuity Units among the variable Subaccounts, or from the variable Subaccounts to the Fixed Account, are allowed once per Policy Year.

4. Transfers of Annuity Units from the Fixed Account to the variable Subaccounts are not allowed.

                      16.  DELAY OR SUSPENSION OF PAYMENTS
--------------------------------------------------------------------------------

We will normally pay the withdrawal amount or the Surrender Value within 7 days after we receive your written request in our Home Office. The Company may defer payment of any amounts from the Fixed Account for up to six months from the date of the request to surrender. If the Company defers payment for more than 30 days, the Company will pay interest on the amount deferred. Interest will be paid at a rate not less than the Guaranteed Interest Rate shown on page 4A.

We have the right to suspend or delay the date of any payment of any amounts from any Subaccount of the Variable Account for any period:

1.  When the New York Stock Exchange is closed.

2.  When trading on the New York Stock Exchange is restricted..

3.  When an emergency exists, and as a result:

     a. disposal of securities held in the Subaccounts is not reasonably practicable; or

     b. it is not reasonably practicable to fairly determine the value of the Subaccounts; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

                      WAIVER OF WITHDRAWAL CHARGES  RIDER
--------------------------------------------------------------------------------

This Rider is made a part of the Policy to which it is attached. This Benefit is available for both withdrawals and full Policy surrenders and is subject to all the provisions of this Rider and this Policy.

BENEFIT - We agree to waive the withdrawal charges described in the Policy in the event that an Owner (or the Annuitant if the Owner is not a natural person):

1. is confined to a Nursing Home or Hospital, or enrolled in a Hospice Care Program, subject to the conditions in the Confinement Provision below;

2. is diagnosed by a Physician as having a Terminal Illness, subject to the conditions in the Terminal Illness Provision below; or

3. is diagnosed with a Total Disability, subject to the conditions in the Total Disability Provision below.

We will waive only the withdrawal charges which are applicable to Purchase Payments received prior to the date the first Confinement or Total Disability began, or the date of diagnosis of Terminal Illness.

DEFINITIONS

Confinement means admitted as an inpatient to a Nursing Home or Hospital, or enrolled in a Hospice Care Program as defined below.

Hospice Care Program means a coordinated program of medical and other health services provided by a duly licensed hospice and in which such services are provided by someone other than the Owner of the Policy, the Annuitant, or a member of the Owner's or Annuitant's family.

Hospital means a facility which:

1.  is licensed and operates pursuant to law;

2. operates primarily for the care and treatment of sick or injured persons as inpatients for a charge;

3.  provides 24 hour nursing service under the supervision of a Registered
Nurse;

4.  is supervised by a staff of licensed Physicians; and

5. has medical, diagnostic and major surgical facilities or has access to such facility.

Nursing Home means a duly licensed facility providing skilled nursing care under the supervision of a duly licensed Physician.

Physician means an individual who is licensed to practice medicine and treat illness or injury in the state in which treatment is received and who is acting within the scope of that license. Physician does not include (a) the Annuitant;
(b) the Owner; (c) any person who lives with the Annuitant or the Owner; or (d) a member of the Annuitant's or Owner's immediate family.

Terminal Illness means an imminent death expected as a result of a noncorrectable medical condition that is diagnosed by a Physician:

1.   on or after the Policy Date and while this Policy and Rider are in force;
and

1. with reasonable medical certainty that the death of the Owner will occur within 12 months from the date of the Physician's statement.

Total Disability means that the Owner, as a result of bodily injury or disease, is unable to work at any occupation for which the Owner is qualified by education, training or experience, with due regard to the Owner's vocation and earnings prior to disability.

Total Disability also means the complete and irrevocable loss of sight in both eyes, loss of the use of both hands or both feet, or one hand and one foot.

CONFINEMENT PROVISION - We agree to waive the withdrawal charges described in the Policy in the event the Owner is confined to a Nursing Home or Hospital, or enrolled in a Hospice Care Program, provided that:

1. this Policy was in force at least one year at the time the Confinement began;

2.   the Owner was Age 75 or younger on the Policy Date;

3.   the Owner has been continuously confined for at least 60 days;

4. we receive written notice and satisfactory Proof of Confinement, as described below;

5. the Hospital or Nursing Home in which the Owner is confined is as described in Definitions above; and

6. such Confinement was recommended by a Physician due to an injury, sickness, or disease.

Confinements Not Covered - This Rider does not cover the following Confinements:

1. Confinement in a community living center or a place that primarily provides domiciliary, residency, or retirement care;

2. Confinement in a facility primarily used for the treatment of mental disease or disorders, drug addiction, or alcoholism; or

3.   Confinement due to intentionally self-inflicted injuries.

Proof of Confinement - Written notice and satisfactory Proof of the Owner's Confinement in a Hospital or Nursing Home or enrollment in a Hospice Care Program means a bill or statement from the facility or program showing the dates of Confinement. This notice must be received by us within 90 days after Confinement ends.

TERMINAL ILLNESS PROVISION - We agree to waive the withdrawal charges described in the Policy in the event the Owner is diagnosed with a Terminal Illness, provided that we receive due Proof of Terminal Illness as described below.

Proof of Terminal Illness - Written proof of the Owner's Terminal Illness must be received by us within 90 days after the date of diagnosis. This Proof must include a properly completed Claim Form and a written Physician's statement signed by the Physician, in a form acceptable to us. We may request additional medical information from the Physician submitting the statement.

TOTAL DISABILITY PROVISION - We agree to waive the withdrawal charges described in the Policy while the Owner is Totally Disabled provided that:

1.  we receive due Proof of Total Disability of the Owner, as described below;

2.  the Total Disability has existed continuously for at least six months;

3.  this Rider and the Policy are in force at the time Total Disability begins;
and

4. the Policy Anniversary coinciding with or next following the Owner's 60th birthday has not passed at the time Total Disability begins.

Proof of Total Disability - Before any withdrawal, we must receive written Proof of Total Disability at our Home Office. This Proof must include a written Physician's statement signed by the Physician, in a form acceptable to us. We may request additional medical information from the Physician submitting the statement.

Total Disability Risks Not Covered - No withdrawal charge will be waived if Total Disability results from an intentionally self-inflicted injury.

TERMINATION - This Rider will terminate on the earlier of the date the Policy is surrendered, terminated, or exchanged, when all Policy Value has been withdrawn or applied to make Annuity Payments.



                    UNITED INVESTORS LIFE INSURANCE COMPANY


                                   President

TWCR

                             UNITED INVESTORS LIFE
                                  Home Office
                            2001 Third Avenue South
                    P.O. Box 10287 Birmingham, AL 35202-0287
                                  800-340-3787



                        DEFERRED VARIABLE ANNUITY POLICY

              Annuity payments begin on the Annuity Benefit Date.
            Death Benefit payable prior to the Annuity Benefit Date. Purchase Payments are flexible, subject to the limits described herein.
          This Policy is nonparticipating. Dividends are not payable.